AGREEMENT AND
PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the "Agreement") is made and entered into effective this 14th  day of November, 2017 (the "Effective Date"), by and among Warwink Properties, LLC, a Texas limited liability company (the "Company"), McCabe Petroleum Corporation, a Texas corporation (the "Seller"), Torchlight Energy Resources, Inc., a Nevada corporation (the "Purchaser"), and Torchlight Wolfbone Properties, Inc., a Texas corporation (the "Merger Sub").  The Company, the Seller, the Purchaser, and the Merger Sub are sometimes hereinafter collectively referred to as the "Parties."

WHEREAS, the respective Boards of Directors of Purchaser and Merger Sub and the Board of Directors of Seller, on its own behalf and in its capacity as both the Manager and sole Member of the Company, have each determined that the merger of the Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of the Company and Merger Sub, as the "Parties to the Merger" and their respective owners and have approved the Merger pursuant to the Plan of Merger attached hereto as Exhibit A (the "Plan of Merger");

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
THE MERGER

1.1 The Merger.  At the Effective Time (as defined in Section 1.2) and subject to the terms and conditions of this Agreement and the Plan of Merger, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, in accordance with the applicable provisions of the Texas Business Organizations Code (the "Act").  the Company shall be the surviving organization in the Merger (sometimes referred to herein as the "Surviving Organization") and will continue to be governed by the laws of the State of Texas, and the existence of the Company will continue.  The Merger will have the effects specified by the Act.

1.2 Closing and Effective Time of the Merger.  The closing (the "Closing") will take place at the Purchaser's offices or at such other place as agreed upon among the Parties on the later of (a) the Effective Date or (b) as soon as practicable following fulfillment or waiver of the conditions specified in Article VII and Article VIII of this Agreement (the "Closing Date").  In addition to the other actions contemplated hereunder, the Parties to the Merger will cause a Certificate of Merger (the "Certificate of Merger") to be filed with the office of the Secretary of State of the State of Texas as provided in Section 10.151 of the Act, and will cause the Plan of Merger to be on file at the principal place of business of the Company.  Subject to and in accordance with the laws of the State of Texas, the Merger will become effective upon the filing of the Certificate of Merger with the office of the Secretary of State of the State of Texas, or such later time or date as may be specified in the Certificate of Merger (the "Effective Time").

ARTICLE II
THE SURVIVING ORGANIZATION

2.1 Certificate of Formation.  The Certificate of Formation of the Company, as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Organization until the same shall be altered or amended.

2.2. Company Agreement.  The Company Agreement of the Company, as in effect immediately prior to the Effective Time shall be the Company Agreement of the Surviving Organization until the same shall be altered or amended.

2.3. Manager.  The Manager of the Company, as the Surviving Organization, immediately after the Effective Time shall be John Brda.

ARTICLE III
CONVERSION OF SECURITIES

3.1 Conversion of Capital Stock of Merger Sub.  As of the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the respective shareholders of members thereof, all of the outstanding shares of the capital stock of Merger Sub immediately prior to the Effective Time shall be automatically converted into and become the sole membership interest in the Surviving Organization, and such membership interest in the Surviving Organization shall constitute all of the issued and outstanding membership interests in the Surviving Organization immediately following the Effective Time.

3.2 Conversion of Membership Interest in the Company.

(a) Aggregate Merger Consideration.  The aggregate merger consideration payable for the issued and outstanding membership interest in the Company (the "Merger Consideration") shall be 2,500,000 restricted shares of common stock, par value $0.001 per share, of Purchaser (the "Purchaser Common Stock").  The issuance of the Purchaser Common Stock will not be registered.

(b) Cancellation of the Company Membership Interest.  As of the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the respective shareholders of members thereof, the membership interest in the Company issued and outstanding immediately prior to the Effective Time (the "Company Membership Interest") shall cease to exist; provided, however, that the Seller, as the holder of the Company Membership Interest, shall be entitled to the Merger Consideration in the form of Purchaser Common Stock.

(c) Payment of Merger Consideration.  At the Closing, Purchaser will deliver to Seller stock certificates evidencing the Purchaser Common Stock.

3.3 Tax Consequences.  The Parties intend for the Merger to constitute a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").  The Parties adopt this Agreement as a plan of reorganization with the meaning of Treasury Regulations Section 1.368-2(g).  "Treasury Regulations" shall mean the temporary and final Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).  The Parties agree to satisfy the tax return reporting requirements of Treasury Regulations §1.368-3.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE SELLER

The Company and the Seller, jointly and severally, hereby represent and warrant to Purchaser as follows:

Section 4.1. Organization, Good Standing and Qualification of the Company.

(i) The Company is a Texas limited liability company, duly organized and validly existing under the laws of the state of  Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Company.

(ii) The Company Membership Interest is the sole ownership interest in the Company.  There is no other class of equity interest authorized or issued by the Company.  The Company Membership Interest is owned beneficially and of record by the Seller free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances.  The Company has no obligation to repurchase, reacquire, or redeem any of its outstanding equity interests.  There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any equity interests of the Company, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any securities convertible into or evidencing the right to purchase or subscribe for any security of the Company, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any equity interests of the Company.

Section 4.2 Subsidiaries.  The Company does not own any subsidiaries.

Section 4.3 Ownership of the Assets.  At Closing, the Company will own all of the assets listed in Schedule 4.3 ("Assets").

Section 4.4 Ownership of the Company Membership Interest.  The Seller has the unrestricted right and power to transfer, convey and deliver full ownership of the Company Membership Interest without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority.  Upon the transfer of the Company Membership Interest to Purchaser as contemplated herein, Purchaser will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

Section 4.5 Authorization.

(i) All action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein have been taken by the Company.  The Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors' rights and to general equitable principles.

(ii) All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein has been taken by the Seller.  The Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of each of the Seller, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors' rights and to general equitable principles.

Section 4.6 No Breaches or Defaults.  The execution, delivery, and performance of this Agreement by the Company and the Seller does not:  (i) conflict with, violate, or constitute a breach of or a default under any other outstanding agreements or the constituent documents of the Company, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Company or the Assets or (iii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority (as defined below) under any provision of:  (a) any applicable Legal Requirement (as defined below), or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which the Seller or the Company is a party or by which the Company or the Assets may be bound or affected.  For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties.  For purposes of this Agreement, "Legal Requirement" means any law, statute, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 4.7 Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of the Seller or the Company in connection with the execution and delivery by the Seller or the Company of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 4.8 Pending Claims.  There is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending or, to the Seller's or the Company's knowledge, contemplated or threatened against the Seller, the Company or the Assets before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any material effect upon the Seller, the Company, or the Assets, and there is no basis known to the Seller or the Company for any such action.  No litigation is pending, or, to the Seller's or the Company's knowledge, threatened against the Seller or the Company, or the Assets which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby.  Neither the Seller nor the Company is subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them or which would affect the Company or the Assets.

Section 4.9 Taxes.  The Company has timely and accurately prepared and filed all federal, state, foreign and local tax returns and reports required to be filed prior to such dates and has timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales taxes and withholding or other payroll related taxes shown on such returns.  The Company is not delinquent in the payment of any tax or governmental charge of any nature.  Neither the Company nor the Seller have any knowledge of any liability for any tax to be imposed by any taxing authorities upon the Company as of the Effective Date and as of the Closing that is not adequately provided for.  No assessments or notices of deficiency or other communications have been received by the Seller or the Company with respect to any tax return which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return.  None of the federal, state, foreign and local tax returns of the Company have been audited by any taxing authority.  Neither the Seller nor the Company have any knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any period, nor of any basis for any such assessment, adjustment or contingency.  There are no agreements between the Company and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.

Section 4.10 Acquisition of Stock for Investment.  The Seller understands that the issuance of the Purchaser Common Stock (as referenced in Section 3.2 herein) will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities acts, and accordingly, are restricted securities, and the Seller represents and warrants to the Purchaser that the present intention of the Seller is to receive and hold the Purchaser Common Stock for investment only and not with a view to the distribution or resale thereof. Additionally, the Seller understands that any sale of any of the issued Purchaser Common Stock will require, under current law, either (a) the registration of the such Purchaser Common Stock under the Securities Act and applicable state securities acts; (b) compliance with Rule 144 of the Securities Act; or (c) the availability of an exemption from the registration requirements of the Securities Act and applicable state securities acts.

To assist in implementing the above provisions, the Seller hereby consents to the placement of the legend, or a substantially similar legend, set forth below, on all certificates representing ownership of the Purchaser Common Stock acquired hereby until the Purchaser Common Stock have been sold, transferred, or otherwise disposed of, pursuant to the requirements hereof.  The legend shall read substantially as follows:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACTS.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT, ARE RESTRICTED AS TO TRANSFERABILITY, AND MAY NOT BE SOLD, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION AND QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM."

Section 4.11 Access to Information.  The Seller hereby confirms and represents that it (a) has access to and has reviewed all current information about the Purchaser filed with the Securities and Exchange Commission (the "SEC") (which filings can be accessed by going to www.sec.gov/edgar/searchedgar/companysearch.html, typing "Torchlight Energy Resources" in the "Company name" field, and clicking the "Search" button) (collectively, the "SEC Reports"); (b) has been afforded the opportunity to ask questions of and receive answers from representatives of  the Purchaser concerning the business and financial condition, properties, operations and prospects of the Purchaser and all such questions have been answered to the full satisfaction of the Seller; (c) has such knowledge and experience in financial and business matters so as to be capable of evaluating the relative merits and risks of the transactions contemplated hereby; (d) has had an opportunity to engage and is represented by an attorney of his choice; (e) has had an opportunity to negotiate the terms and conditions of this Agreement; (f) has been given adequate time to evaluate the merits and risks of the transactions contemplated hereby; and (g) has been provided with and given an opportunity to review all current information about the Purchaser.

Section 4.12 Purchase for Investment – Accredited Investor.  The Seller is acquiring the Purchaser Common Stock for its own account, for investment purposes only and not with view to any public resale or other distribution thereof.  The Seller represents and warrants that it is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D of the Securities Act.  The Seller and/or his representatives have received, or have had access to, and have had sufficient opportunity to review, all books, records, financial information and other information which each of them consider necessary or advisable to enable them to make a decision concerning its acquisition of the Purchaser Common Stock, and that each of them possesses such knowledge and experience in financial and business matters that each is capable of evaluating the merits and risks of his investment hereunder.

Section 4.13 Labor Matters. The Company is not a party or otherwise subject to any collective bargaining agreement with any labor union or association.  There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against the Company any labor disputes, strikes or work stoppages.  To the Company's and the Seller's knowledge, the Company is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to their knowledge, is not engaged in any unfair labor practices.  The Company is not a party to any written or oral contract, agreement or understanding for the employment of any officer, director or employee of the Company.

Section 4.14 Compliance with Laws.  To Sellers knowledge, the Company is in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses.  Neither the Seller nor the Company has any basis to expect, nor have they received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by the Company.  The Company owns, holds, possesses or lawfully uses in the operation of its business all permits and licenses which are in any manner necessary or required for it to conduct its operation and business as now being conducted.

Section 4.15 No Conflicts.  The execution and delivery of this Agreement by the Company does not, and the performance and consummation of the transactions contemplated hereby by the Company, will not (i) conflict with the articles of organization or regulations of the Company as appropriate; (ii) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which the Company is a party or by which the Company's assets or properties are bound; or (iii) result in the creation of any encumbrance on any of the assets or properties of the Company.

Section 4.16 Title to Properties; Encumbrances.   At Closing, to Seller's knowledge, the assets are free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature, except (i) statutory liens not yet delinquent, and (ii) such liens consisting of zoning or planning restrictions, imperfections of title, easements and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the property or assets subject thereto or affected thereby.

Section 4.17 No Liabilities.  As of the Closing Date, the Company does not and shall not have any obligation or liability (contingent or otherwise) or unpaid bill to any third party, except as set forth herein in Schedule 4.17.

Section 4.18 Contracts and Leases.  Except as shown on Exhibit 4.18, the Company does not (i) have any leases of personal property relating to the Assets, whether as lessor or lessee; (ii) have any contractual or other obligations relating to the Assets, whether written or oral; and (iii) have given any power of attorney to any person or organization for any purpose relating to the Assets.  The Company shall provide to Purchaser prior to the Closing Date each and every contract, lease or other document relating to the Assets to which it is subject or is a party or a beneficiary.  To the Company's and the Seller's knowledge, such contracts, leases or other documents are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of the Company and the other respective parties thereto and are enforceable in accordance with their terms.  The Seller and the Company have no knowledge of any default or breach under such contracts, leases or other documents or of any pending or threatened claims under any such contracts, leases or other documents.  Neither the execution of this Agreement, nor the consummation of all or any of the transactions contemplated under this Agreement, will constitute a breach or default under any such contracts, leases or other documents which would have a material adverse effect on the financial condition of the Company or the Assets after the Closing.

Section 4.19 No Pending Transactions.  Except for the transactions contemplated by this Agreement, the Company is not a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in: (i) the sale, merger, consolidation or recapitalization of the Company; (ii) the sale of any of the Assets; (iii) the sale of any outstanding equity interest of the Company; (iv) the acquisition by the Company of any operating business or the capital stock of any other person or entity; (v) the borrowing of money; (vi) any agreement with any of the respective officers, managers or affiliates of the Company; or (vii) any expenditures or the performance by the Company extending for a period more than one year from the date hereof.

Section 4.20 Material Agreements; Action.    Except for the transactions contemplated by this Agreement, there are no contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which the Company is a party or by which it is bound that involve or relate to (i) any of the respective officers, directors, stockholder or partners of the Company or (ii) covenants of the Seller or the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area.

Section 4.21 Insurance Policies.  Copies of all insurance policies maintained by the Company have been or will be delivered or made available to Purchaser.  The policies of insurance held by the Company are in such amounts, and insure against such losses and risks, as the Company reasonably deems appropriate for their property and business operations.  All such insurance policies are in full force and effect and all premiums due thereon have been paid and will be paid through the Closing.

Section 4.22 No Default.  The Company is not in default under any term or condition of any instrument evidencing, creating or securing any indebtedness of  the Company, and there has been no default in any material obligation to be performed by  the Company  under any other contract, lease, agreement, commitment or undertaking to which the Company is a party or by which it or its assets or properties are bound, nor has the Company waived any material right under any such contract, lease, agreement, commitment or undertaking.

Section 4.23 Books and Records.  The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Purchaser, are accurate and complete and have been maintained in accordance with sound business practices.

Section 4.24 Environmental.  To Seller's knowledge, the Company is not in violation of any state, local or federal statutes, laws, regulations, ordinances, or rules pertaining to health or the environment requirements affecting the Assets.  Neither the Company nor the Seller have received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit relating to any environmental issue arising out of the ownership of any of the Assets, and there is no basis known to the Company or the Seller for any such action.

Section 4.25  Disclosure.  No representation or warranty of the Seller or the Company contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 4.26 Employee Benefit Plans.  The Company is not a party to any employee-benefit plan.

Section 4.27 Brokerage Commission.  No broker or finder has acted on behalf of the Seller or the Company in connection with this Agreement or the transactions contemplated hereby and no person is entitled to any brokerage or finder's fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Seller or the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND MERGER SUB

The Purchaser and Merger Sub hereby represent and warrant to the Company and the Seller as follows:

Section 5.1 Organization, Good Standing and Qualification.

(a) The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Purchaser.

(b) The Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Merger Sub.

Section 5.2 Authorization.  All action on the part of the Purchaser and the Merger Sub necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein has been taken by the respective corporation.  Each of the Purchaser and the Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of each of the Purchaser and the Merger Sub, enforceable against such corporation in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors' rights and to general equitable principles.
Section 5.3 No Breaches or Defaults.  The execution, delivery, and performance of this Agreement by each of Purchaser and Merger Sub does not:  (i) conflict with, violate, or constitute a breach of or a default under or (ii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of:  (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which any of Purchaser and Merger Sub is a party.

Section 5.4 Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of any of Purchaser and Merger Sub in connection with the execution and delivery by Purchaser and Merger Sub of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 5.5  Disclosure.  No representation or warranty of Purchaser and Merger Sub contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 5.6 Brokerage Commission.  No broker or finder has acted on behalf of any of Purchaser and Merger Sub in connection with this Agreement or the transactions contemplated hereby and no person is entitled to any brokerage or finder's fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of any of Purchaser and Merger Sub.

ARTICLE VI

[INTENTIONALLY OMITTED]

ARTICLE VII
CONDITIONS TO CLOSING OF
THE SELLER AND THE COMPANY

Each obligation of the Seller and the Company to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VII, except to the extent that such satisfaction is waived by the Seller and the Company in writing:

Section 7.1 Payment of Merger Consideration.  Purchaser shall have tendered the Merger Consideration as referenced in Section 3.2 hereof to the Company concurrently with the Closing, in the form of certificates evidencing the Purchaser Common Stock duly endorsed to Seller or accompanied by duly executed stock powers in form and substance satisfactory to the Seller.

Section 7.2 Corporate Resolutions.  Purchaser and Merger Sub shall provide a corporate resolution of its respective Board of Directors which approves the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 7.3 Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against Purchaser.

Section 7.4 Sale to MECO and Carry Well. Seller fully closing its contemplated transaction (the "Transaction") with MECO IV, LLC ("MECO") for the purchase and sale of a partial interest in two oil and gas leases, dated May 23, 1995, Recorded in Volume 429, Page 176 and Volume 429, Page 181, Winkler County, Texas, covering the east-halves of Section 38 and 21, Block 21, University Lands Survey, Winkler County, Texas (the "Winkler County Leases") (such Transaction described in that certain Purchase and Sale Agreement among MECO, Seller, and additional parties dated November 9, 2017 (the "PSA"); and the closing of the Transaction results in the receipt by Seller and Company of a 21.4375% (10.71875% each) carried (through the tanks) working interest in the first well drilled on the Winkler County Leases as contemplated by the PSA.

ARTICLE VIII
CONDITIONS TO CLOSING OF
THE PURCHASER AND MERGER SUB

Each obligation of Purchaser and Merger Sub to be performed on the Closing Date will be subject to the satisfaction of each of the conditions stated in this Article VIII, except to the extent that such satisfaction is waived by Purchaser in writing.

Section 8.1 Company Resolutions.  The Company and the Seller shall each provide to Purchaser a corporate resolution of its Managers and Board of Directors, respectively, which approves all of the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 8.2 No Assumption of Liabilities.  The Purchaser will not assume any liabilities of the Company as of the Closing Date.

Section 8.3 Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority will have been commenced and no investigation by any governmental or regulatory authority will have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against the Company or any of the Assets.

Section 8.4 Sale to MECO and Carry Well. Seller fully closing the Transaction with MECO; and the closing of the Transaction results in the receipt by Seller and Company of a 21.4375% (10.71875% each) carried (through the tanks) working interest in the first well drilled on the Winkler County Leases as contemplated by the PSA.

ARTICLE IX
INDEMNIFICATION

Section 9.1 Indemnification from the Seller.  Seller hereby agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to Purchaser), and hold Purchaser, its officers, directors, shareholders, employees, affiliates, parent, agents, legal counsel, successors and assigns (collectively, the "Purchaser Group") harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury  (including reasonable attorneys' fees and costs of any suit related thereto) suffered or incurred by any of the Purchaser Group arising from: (a) any misrepresentation by, or breach of any covenant or warranty of the Seller or the Company contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by the Seller or the Company hereunder; (b) any nonfulfillment of any agreement on the part of the Seller under this Agreement; or (c) any suit, action, proceeding, claim or investigation against Purchaser Group which arises from or which is based upon or pertaining to the Seller's or the Company's conduct or the operation or liabilities of the business of the Company or the Assets prior to the Closing Date.

Section 9.2 Indemnification from Purchaser.  Purchaser agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to the Seller) and hold the Seller and its officers, directors, affiliates, agents, legal counsel, successors and assigns (collectively, the "Seller Group") harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorney's fees and costs of any suit related thereto)  suffered or incurred by any of Seller Group, arising from (a) any misrepresentation by, or breach of any covenant or warranty of Purchaser contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Purchaser hereunder or; (b) any nonfulfillment of any agreement on the part of Purchaser under this Agreement.

Section 9.3 Defense of Claims.  If any lawsuit enforcement action or any attempt to collect on an alleged liability is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party within ten (10) business days after receipt of  notice or other date by which action must be taken; provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates damage caused by such failure.  After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Section 9.4 Default of Indemnification Obligation.  If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys' fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

Section 9.5 Survival of Representations and Warranties.  The respective representations, warranties and indemnities given by the parties to each other pursuant to this Agreement shall survive the Closing for a period ending twelve (12) months from the Closing Date ("Survival Date").  Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against the party required to indemnify (the "Indemnitor") under this Agreement unless the party entitled to indemnification (the "Indemnitee") shall have given the Indemnitor written notice of such claim as provided herein on or before the Survival Date.  Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.

ARTICLE X
MISCELLANEOUS

Section 10.1 Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto.  Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 10.2 Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

(a) If to the Seller        Greg McCabe
              or the Company:       500 W. Texas, Suite 890
                     Midland, Texas 79701

with a copy to:     Michael J. Dawson
Dawson Parrish, PC
309 W. 7th St, Ste. 915
Fort Worth, Texas 76102

(b) If to the Purchaser        Torchlight Energy Resources, Inc.
or Merger Sub:      Attn:  John Brda, President
5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

with a copy to:      Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 1000
Houston, Texas  77007

Jared G. LeBlanc
LeBlanc Law PC
1111 North Loop West, Suite 705
Houston, Texas 77008

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

Section 10.3 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 10.4 Assignment; Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

Section 10.5 Public Announcements.   The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.  Provided, however, that this section shall not apply post-Closing to Purchaser or Company.

Section 10.6 Entire Agreement.  This Agreement, the Plan of Merger and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 10.7 Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to principles of conflict of laws.  In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Collin County, Texas.

Section 10.8 Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

Section 10.9 Costs and Expenses.   Each party shall pay their own respective fees, costs and disbursements incurred in connection with this Agreement.

Section 10.10 Section Headings.  The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 10.11 No Third-Party Beneficiaries.  Nothing in this Agreement will confer any third party beneficiary or other rights upon any person (specifically including any employees of The Company) or any entity that is not a party to this Agreement.

Section 10.12 Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 10.13 Exhibits Not Attached.  Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

Section 10.14 Attorney Review - Construction.  In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

Section 10.15 Gender.  All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender and the singular shall include the plural and vice versa, wherever appropriate.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Reorganization to become effective as of the Effective Date.

COMPANY

WARWINK PROPERTIES, LLC, a Texas limited liability company

By:	McCabe Petroleum Corporations, its Manager

By: /s/ Greg McCabe
Greg McCabe, Sr., President

SELLER

MCCABE PETROLEUM CORPORATION, a Texas corporation

By: /s/ Greg McCabe
Greg McCabe, Sr., President

PARENT

TORCHLIGHT ENERGY RESOURCES, INC., a Nevada corporation

By: /s/ John Brda
John Brda, CEO

MERGER SUB

TORCHLIGHT WOLFBONE PROPERTIES, INC. a Texas corporation

By: /s/ John Brda
John Brda, President